CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated November 24, 2015 on the financial statements and financial highlights the Even Keel Explorer Managed Risk Fund, Even Keel Managed Risk Fund, Even Keel Opportunities Managed Risk Fund, and Even Keel Traveler Managed Risk Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the September 30, 2015 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2016